SEACOAST REPORTS SECOND QUARTER 2023 RESULTS
Well-Positioned Balance Sheet with Strong Capital and Liquidity
Distinctive Deposit Franchise with Granular, Longstanding Customer Base

STUART, Fla., July 27, 2023 /GLOBE NEWSWIRE/ -- Seacoast Banking Corporation of Florida ("Seacoast" or the "Company") (NASDAQ: SBCF) today reported net income in the second quarter of 2023 of $31.2 million, or $0.37 per diluted share, compared to $11.8 million, or $0.15 per diluted share in the first quarter of 2023 and $32.8 million, or $0.53 per diluted share in the second quarter of 2022. For the six months ended June 30, 2023, net income was $43.1 million, or $0.52 per diluted share, a decrease of 19% compared to the six months ended June 30, 2022.
Adjusted net income1 for the second quarter of 2023 was $49.2 million, or $0.58 per diluted share, compared to $29.2 million, or $0.36 per diluted share in the first quarter of 2023 and $36.3 million, or $0.59 per diluted share in the second quarter of 2022. Adjusted net income1 for the six months ended June 30, 2023 was $78.4 million, or $0.94 per diluted share, an increase of 24% compared to the six months ended June 30, 2022.
For the second quarter of 2023, return on average tangible assets was 1.06% and return on average tangible shareholders' equity was 12.08%, compared to 0.52% and 5.96%, respectively, in the prior quarter, and 1.29% and 13.01%, respectively, in the prior year quarter. Adjusted return on average tangible assets1 in the second quarter of 2023 was 1.41% and adjusted return on average tangible shareholders' equity1 was 16.08%, compared to 0.90% and 10.34%, respectively, in the prior quarter, and 1.38% and 13.97%, respectively, in the prior year quarter. For the six months ended June 30, 2023, return on average tangible assets was 0.80% and return on average tangible shareholders' equity was 9.14%, compared to 1.07% and 10.46%, respectively, for the six months ended June 30, 2022. For the six months ended June 30, 2023, adjusted return on average tangible assets1 was 1.16% and adjusted return on average tangible shareholders' equity1 was 13.32%, compared to 1.23% and 11.95%, respectively, for the six months ended June 30, 2022.
Charles M. Shaffer, Seacoast's Chairman and CEO said, "Seacoast delivered another quarter of robust financial performance, with strong adjusted earnings leading to an adjusted return on tangible common equity of 16.1%. Our capital and liquidity ratios were strong and our asset quality remains excellent. During the quarter, we successfully completed the Professional Bank conversion, wrapping up a significant period of M&A activity that has boosted Seacoast beyond the $10 billion asset threshold and definitively positioned the Company as Florida’s Bank.”
Shaffer added, “Seacoast is committed to our fortress balance sheet, with an allowance for loan losses of $159.7 million and an additional $201.8 million discount on acquired loans, providing significant loss absorption capacity. Our second quarter ratio of tangible common equity to tangible assets increased to 8.53% as we moved past the initially dilutive effect of recent acquisitions, reflecting commitment to driving shareholder value creation."
Shaffer concluded, "Our strategic focus for the balance of the year will be on relationship-driven customer acquisition and carefully managing our expense base while investing in tactics to drive low-cost deposit growth. We believe that this rigorous approach will support solid capital growth, produce a broadly diversified and stable funding base, and generate increased franchise value over the long run."

Acquisition Update
In June 2023, we successfully completed the integration of Professional Holding Corp. (“Professional”), including the consolidation of five branches in the South Florida market. Merger-related expense synergies are expected to be fully realized in the second half of 2023. Direct merger-related costs recorded during the second quarter of 2023 totaled $15.6 million. We expect merger-related costs to be insignificant in the third quarter of 2023.

1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

Financial Results
Income Statement
•Net income was $31.2 million, or $0.37 per diluted share, for the second quarter of 2023 compared to net income of $11.8 million, or $0.15 per diluted share, for the prior quarter, and $32.8 million, or $0.53 per diluted share, for the prior year quarter. For the six months ended June 30, 2023, net income was $43.1 million, or $0.52 per diluted share, compared to $53.3 million, or $0.86 per diluted share, for the six months ended June 30, 2022. The results for the six months ended June 30, 2023 included the $26.6 million day-1 provision for credit losses on loans acquired in the Professional acquisition. Adjusted net income1 for the second quarter of 2023 was $49.2 million, or $0.58 per diluted share, compared to $29.2 million, or $0.36 per diluted share, for the prior quarter, and $36.3 million, or $0.59 per diluted share, for the prior year quarter. For the six months ended June 30, 2023, adjusted net income1 was $78.4 million, or $0.94 per diluted share, compared to $63.4 million, or $1.03 per diluted share, for the six months ended June 30, 2022.
•Net revenues were $148.5 million in the second quarter of 2023, a decrease of $5.1 million, or 3%, compared to the prior quarter, and an increase of $49.9 million, or 51%, compared to the prior year quarter. For the six months ended June 30, 2023, net revenues were $302.1 million, an increase of $111.6 million, or 59%, compared to the six months ended June 30, 2022. Adjusted revenues1 were $148.7 million in the second quarter of 2023, a decrease of $2.7 million, or 2%, compared to the prior quarter, and an increase of $49.8 million, or 50%, compared to the prior year quarter. For the six months ended June 30, 2023, adjusted revenues1 were $300.1 million, an increase of $108.8 million, or 57%, compared to the six months ended June 30, 2022.
•Pre-tax pre-provision earnings1 were $40.9 million in the second quarter of 2023, a decrease of 12% compared to the first quarter of 2023 and a decrease of 4% compared to the second quarter of 2022. Adjusted pre-tax pre-provision earnings1 were $64.9 million in the second quarter of 2023, a decrease of 9% compared to the first quarter of 2023 and an increase of 40% compared to the second quarter of 2022. Adjusted pre-tax pre-provision earnings1 for the six months ended June 30, 2023 were $135.9 million, an increase of $47.8 million, or 54%, when compared to the six months ended June 30, 2022.
•Net interest income totaled $127.0 million in the second quarter of 2023, a decrease of $4.2 million, or 3%, from the first quarter of 2023 and an increase of $45.3 million, or 56%, compared to the second quarter of 2022. When excluding accretion on acquired loans, net interest income declined $2.4 million. Accretion on acquired loans totaled $14.2 million in the second quarter of 2023, $15.9 million in the first quarter of 2023, and $2.7 million in the second quarter of 2022. For the six months ended June 30, 2023, net interest income was $258.1 million, an increase of $99.9 million, or 63%, compared to the six months ended June 30, 2022. Accretion on acquired loans totaled $30.1 million for the six months ended June 30, 2023, compared to $6.4 million for the six months ended June 30, 2022.
•Net interest margin decreased 45 basis points to 3.86% in the second quarter of 2023 compared to 4.31% in the first quarter of 2023. The decline in the net interest margin from the prior quarter was driven by the impact of rising rates on the competitive environment for deposits, the continued effect of an inverted yield curve, and lower accretion of purchase discounts on acquired loans. Loan yields increased three basis points to 5.89%. The effect on loan yields of accretion of purchase discounts on acquired loans in the second quarter of 2023 was an increase of 56 basis points, compared to an increase of 69 basis points in the first quarter of 2023. Securities yields increased 28 basis points to 3.13%, including approximately 12 basis points of benefit from interest rate swaps initiated in the second quarter. The cost of deposits increased 61 basis points, from 77 basis points in the prior quarter, to 1.38% for the second quarter of 2023.
•Noninterest income totaled $21.6 million in the second quarter of 2023, a decrease of $0.9 million, or 4%, compared to the prior quarter, and an increase of $4.6 million, or 27%, compared to the prior year quarter. For the six months ended June 30, 2023, noninterest income was $44.0 million, an increase of $11.7 million, or 36%, compared to the six months ended June 30, 2022. Results for the second quarter of 2023 included the following:
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

•Service charges on deposits increased $0.3 million, or 7%, compared to the prior quarter and $1.2 million, or 34%, year over year, including the continued benefit of the expansion of treasury management services to commercial customers.
•Interchange income totaled $5.1 million in the second quarter, an increase of $0.4 million, or 8%, when compared to the prior quarter and $0.8 million, or 19%, compared to the prior year quarter. As a reminder, beginning in the third quarter of 2023, the Company’s interchange income will be reduced by the requirements of the Durbin amendment, which became effective for the Company on July 1, 2023.
•The wealth management division continues to demonstrate notable success in building relationships, and during the second quarter of 2023, income increased $0.3 million, or 8%, compared to the prior quarter and $0.5 million, or 20%, compared to the prior year quarter. Assets under management increased by $60 million in the second quarter of 2023, bringing total assets under management to $1.6 billion, up 36% from the prior year.
•Mortgage banking fees totaled $0.6 million in the second quarter, an increase of $0.2 million, or 35%, due to higher saleable production.
•Other income decreased by $1.8 million compared to the prior quarter, primarily the result of the recognition in the prior quarter of $2.1 million in bank owned life insurance (“BOLI”) death benefits.
•The provision for credit losses was a net benefit of $0.8 million in the second quarter of 2023, compared to a provision of $31.6 million in the first quarter of 2023 and a provision of $0.8 million in the second quarter of 2022. The provision for credit losses in the first quarter of 2023 included $26.6 million in day-1 provision recorded at the acquisition of Professional.
•Noninterest expense was $107.9 million in the second quarter of 2023, an increase of $0.4 million compared to the prior quarter, and an increase of $51.7 million, or 92%, compared to the prior year quarter. The second quarter of 2023 included $15.6 million of merger-related expenses, compared to $17.5 million in the prior quarter and $3.0 million in the prior year quarter. Noninterest expense was $215.3 million for the six months ended June 30, 2023, including $33.2 million in merger-related charges, compared to $115.1 million in the six months ended June 30, 2022, which included $9.7 million in merger-related charges. Changes compared to the first quarter of 2023 included:
•Salaries and wages decreased $2.5 million to $45.2 million in the second quarter of 2023. The second quarter of 2023 included $1.6 million in merger-related expenses, compared to $4.2 million in the first quarter of 2023.
•In the third quarter of 2023, we are continuing our focus on efficiency and streamlining operations, and in late July we executed a reduction in the Company’s workforce by approximately 5%. The Company will incur severance charges in a range of approximately $2.0 to $3.0 million. The resulting lower compensation expense in the third quarter of 2023 will largely be offset by investments in marketing expenses to drive low-cost deposit growth, and lower expense deferral associated with slowing loan originations. As a reminder, under the relevant accounting guidance, the Company defers the expenses associated with the origination of new loans, and recognizes this expense as a reduction to loan yield over the life of the loan. We expect the full benefit of the reduction in workforce to materialize in the fourth quarter of 2023.
•Employee benefits decreased $1.1 million to $7.5 million in the second quarter of 2023 as a result of higher seasonal payroll taxes impacting the first quarter of 2023.
•Outsourced data processing costs increased $5.7 million to $20.2 million in the second quarter of 2023. The second quarter of 2023 included $10.9 million in merger-related expenses, compared to $6.6 million in the first quarter of 2023. Termination penalties related to the Professional technology contracts were recorded in the second quarter in conjunction with the system conversion.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

•Telephone and data lines increased $0.4 million to $1.5 million in the second quarter of 2023 reflecting the expansion of the branch footprint.
•Legal and professional fees decreased by $3.4 million to $4.1 million in the second quarter of 2023, and included $1.7 million in merger-related expenses during the second quarter of 2023 compared to $4.8 million of merger-related expenses in the first quarter of 2023.
•Amortization of intangibles increased by $0.9 million to $7.7 million resulting from the first full quarter of amortization of the core deposit intangible assets acquired from Professional. These assets are amortized using an accelerated amortization method.
•Other noninterest expenses increased $1.1 million to $8.3 million in the second quarter of 2023, primarily attributed to maintaining parallel activities and processes prior to the conversion of Professional in June 2023.
•Seacoast recorded $10.2 million of income tax expense in the second quarter of 2023, compared to $2.7 million in the first quarter of 2023, and $8.9 million in the second quarter of 2022, with an effective tax rate of 24.6%, 18.6%, and 21.3%, respectively. Impacts related to stock-based compensation were tax expense of $0.3 million in the second quarter of 2023, tax benefits of $0.2 million in the first quarter of 2023, and tax benefits of $0.4 million in the second quarter of 2022. The first quarter of 2023 included a discrete benefit of $0.6 million related to the BOLI distribution which, combined with lower overall pre-tax income, resulted in a lower effective tax rate in that period.
•The efficiency ratio was 67.34% in the second quarter of 2023, compared to 65.43% in the first quarter of 2023 and 56.22% in the prior year quarter. The adjusted efficiency ratio1 was 56.44% in the second quarter of 2023, compared to 53.10% in the first quarter of 2023 and 53.15% in the prior year quarter. The Company continues to remain keenly focused on disciplined expense control. The increase in the adjusted efficiency ratio primarily reflects the impact of higher deposit rates on net interest income in the period. The adjusted efficiency ratio1 for the six months ended June 30, 2023 was 54.76% compared to 53.97% for the six months ended June 30, 2022.

Balance Sheet
•At June 30, 2023, the Company had total assets of $15.0 billion and total shareholders' equity of $2.1 billion. Book value per share was $24.14 on June 30, 2023, compared to $24.24 on March 31, 2023, and $21.65 on June 30, 2022. Tangible book value per share totaled $14.24 on June 30, 2023 compared to $14.25 on March 31, 2023 and $16.66 on June 30, 2022. Removing the impact of the change in accumulated comprehensive income, tangible book value per share increased by $0.20.
•Debt securities totaled $2.6 billion on June 30, 2023, a decrease of $129.8 million, or 5%, compared to March 31, 2023. Debt securities include approximately $1.9 billion in securities held at fair value and classified as available for sale. The unrealized loss on these securities is fully reflected in the value presented on the balance sheet. The portfolio also includes $707.8 million in securities classified as held to maturity with a fair value of $577.6 million. Held-to-maturity securities consist solely of mortgage-backed securities and collateralized mortgage obligations guaranteed by U.S. government agencies, each of which is expected to recover any price depreciation over its holding period as the debt securities move to maturity. The Company has significant liquidity and available borrowing capacity and has the intent and ability to hold these investments to maturity.
•Loans decreased $16.5 million when compared to the prior quarter, totaling $10.1 billion as of June 30, 2023. The Company continues to exercise a disciplined approach to lending, carefully underwriting loans to strict underwriting guidelines and setting high expectations for risk adjusted returns given the current environment.
•Loan originations were $518.9 million in the second quarter of 2023, a decrease of 3% compared to $536.3 million in the first quarter of 2023.
•Commercial originations were $317.4 million during the second quarter of 2023, compared to $321.7 million in the first quarter of 2023, and $461.9 million in the second quarter of 2022.
•Consumer originations in the second quarter of 2023 were $97.2 million, compared to $110.6 million in the first quarter of 2023, and $130.8 million in the second quarter of 2022.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

•Residential loans originated for sale in the secondary market totaled $19.1 million in the second quarter of 2023, compared to $13.9 million in the first quarter of 2023, and $42.7 million in the second quarter of 2022.
•Closed residential loans retained in the portfolio totaled $85.3 million in the second quarter of 2023, compared to $90.1 million in the first quarter of 2023, and $103.0 million in the second quarter of 2022.
•Pipelines (loans in underwriting and approval or approved and not yet closed) totaled $284.6 million on June 30, 2023, a decrease of 27% from March 31, 2023, and a decrease of 54% from June 30, 2022.
•Commercial pipelines were $217.6 million as of June 30, 2023, a decrease of 27% from $297.4 million at March 31, 2023, and a decrease of 54% from $476.7 million at June 30, 2022. The decline in pipeline quarter over quarter was the result of the impact of higher rates and a continued selective approach on new credit facilities given a cautious economic outlook.
•Consumer pipelines were $28.4 million as of June 30, 2023, a decrease of $10.3 million from $38.7 million at March 31, 2023, and a decrease of 62% from $75.5 million at June 30, 2022.
•Residential saleable pipelines were $11.5 million as of June 30, 2023, compared to $6.6 million at March 31, 2023, and $14.7 million at June 30, 2022. Retained residential pipelines were $27.1 million as of June 30, 2023, compared to $48.4 million at March 31, 2023, and $53.1 million at June 30, 2022.
•Total deposits were $12.3 billion as of June 30, 2023, a decrease of $26.4 million when compared to March 31, 2023, and an increase of $3.1 billion, or 34%, compared to June 30, 2022. Seacoast’s granular, longstanding deposit base is a hallmark of our franchise, and in the current environment serves as a significant source of strength. The Company continues to maintain balance sheet flexibility and ended the quarter with a loan to deposit ratio of 82%.
•At June 30, 2023, transaction account balances represented 57% of overall deposits.
•Noninterest bearing demand deposits represent 34% of overall deposits.
•Average deposits per banking center were $157 million at June 30, 2023 compared to $148 million at March 31, 2023.
•Uninsured deposits represented only 34% of overall deposit accounts as of June 30, 2023. This includes public funds under the Florida Qualified Public Depository program, which provides loss protection to depositors beyond FDIC insurance limits. Excluding such balances, the uninsured and uncollateralized deposits were 28% of total deposits. The Company has liquidity sources including cash and lines of credit with the Federal Reserve and Federal Home Loan Bank that represent 155% of uninsured deposits, and 184% of uninsured and uncollateralized deposits.
•Consumer deposits represent 43% of overall deposit funding with an average consumer customer balance of $23 thousand. Commercial deposits represent 57% of overall deposit funding with an average business customer balance of $109 thousand.
•Federal Home Loan Bank advances totaled $160.0 million at June 30, 2023 with a weighted average interest rate of 3.64%. In the aggregate, borrowed funds, including FHLB advances, subordinated debt, and brokered deposits represented only 6.6% of total liabilities as of June 30, 2023.
Asset Quality
•Credit metrics remain strong with charge-offs, non-accruals, and criticized assets at historically low levels. The Company remains diligent in its monitoring of these metrics, as well as changes in the broader economic environment.
•Nonperforming loans were $48.3 million at June 30, 2023. Nonperforming loans to total loans outstanding were 0.48% at June 30, 2023, 0.50% at March 31, 2023, and 0.40% at June 30, 2022.
•Nonperforming assets to total assets decreased to 0.37% at June 30, 2023, compared to 0.38% at March 31, 2023, and increased from 0.27% at June 30, 2022.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

•The ratio of allowance for credit losses to total loans was 1.58% at June 30, 2023, 1.54% at March 31, 2023, and 1.39% at June 30, 2022.
•Net charge-offs of $0.7 million for the second quarter of 2023 compared to $3.2 million in the first quarter of 2023 and compared to a net recovery of $0.1 million in the second quarter of 2022. Net charge-offs for the four most recent quarters averaged 0.06%.
•Portfolio diversification, in terms of asset mix, industry, and loan type, has been a critical element of the Company's lending strategy. Exposure across industries and collateral types is broadly distributed. Seacoast's average loan size is $278 thousand, and the average commercial loan size is $685 thousand, reflecting an ability to maintain granularity within the overall loan portfolio.
•Construction and land development and commercial real estate loans remain well below regulatory guidance at 52% and 256% of total bank-level risk-based capital, respectively, compared to 48% and 258%, respectively, at March 31, 2023. On a consolidated basis, construction and land development and commercial real estate loans represent 47% and 236%, respectively, of total consolidated risk-based capital.
Capital and Liquidity
•The Company continues to operate with a fortress balance sheet with a tier 1 capital ratio at June 30, 2023 of 13.9% compared to 13.4% at March 31, 2023, and 16.8% at June 30, 2022. The total capital ratio was 15.0%, the common equity tier 1 capital ratio was 12.9%, and the tier 1 leverage ratio was 10.8% at June 30, 2023. The Company is considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements.
•In April 2023, the Company announced an increase to its common share dividend by $0.01 to $0.18 per share.
•Cash and cash equivalents at June 30, 2023 totaled $727.9 million.
•Our Board of Directors has approved a share repurchase program of up to $100 million in shares of the Company’s common stock. During the second quarter of 2023, 2,515 shares were repurchased under the program at a weighted average price of $17.99 per share.
•The Company’s loan to deposit ratio was 82% at June 30, 2023, providing liquidity and flexibility moving forward.
•Tangible common equity to tangible assets was 8.53% at June 30, 2023, compared to 8.36% at March 31, 2023, and 9.74% at June 30, 2022. If all held-to-maturity securities were adjusted to fair value, the tangible common equity ratio would have been 7.87%.
•At June 30, 2023, in addition to $727.9 million in cash, the Company had $5.7 billion in available borrowing capacity, including $4.7 billion in available collateralized lines of credit, $0.7 billion of unpledged debt securities available as collateral for potential additional borrowings, and available unsecured lines of credit of $0.3 billion. These liquidity sources as of June 30, 2023 represented 184% of uninsured and uncollateralized deposits.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

FINANCIAL HIGHLIGHTS
(Amounts in thousands except per share data)	(Unaudited)
	Quarterly Trends

	2Q'23	1Q'23	4Q'22	3Q'22	2Q'22
Selected balance sheet data:
Gross loans	$10,117,919	$10,134,395	$8,144,724	$6,690,845	$6,541,548
Total deposits	12,283,267	12,309,701	9,981,595	8,765,414	9,188,953
Total assets	15,041,932	15,255,408	12,145,762	10,345,235	10,811,704

Performance measures:
Net income	$31,249	$11,827	$23,927	$29,237	$32,755
Net interest margin	3.86%	4.31%	4.36%	3.67%	3.38%
Pre-tax pre-provision earnings[1]	40,864	46,321	45,999	43,143	42,580
Average diluted shares outstanding	85,536	80,717	71,374	61,961	61,923
Diluted earnings per share (EPS)	$0.37	$0.15	$0.34	$0.47	$0.53
Return on (annualized):
Average assets (ROA)	0.84%	0.34%	0.78%	1.10%	1.21%
Average tangible assets (ROTA)[2]	1.06	0.52	0.94	1.17	1.29
Average tangible common equity (ROTCE)[2]	12.08	5.96	10.36	11.53	13.01
Tangible common equity to tangible assets[2]	8.53	8.36	9.08	9.79	9.74
Tangible book value per share[2]	$14.24	$14.25	$14.69	$15.98	$16.66
Efficiency ratio	67.34%	65.43%	63.39%	57.13%	56.22%

Adjusted operating measures[1]:
Adjusted net income	$49,203	$29,241	$39,926	$32,837	$36,327
Adjusted pre-tax pre-provision earnings	64,856	71,081	66,649	48,989	46,397
Adjusted diluted EPS	0.58	0.36	0.56	0.53	0.59
Adjusted ROTA[2]	1.41%	0.90%	1.36%	1.27%	1.38%
Adjusted ROTCE[2]	16.08	10.34	15.05	12.48	13.97
Adjusted efficiency ratio	56.44	53.10	51.52	53.28	53.15
Net adjusted noninterest expense as a percent of average tangible assets[2]	2.40	2.47	2.42	2.16	2.00

Other data:
Market capitalization[3]	$1,880,407	$2,005,241	$2,233,761	$1,858,429	$2,028,996
Full-time equivalent employees	1,670	1,650	1,490	1,156	1,095
Number of ATMs	96	97	100	79	79
Full-service banking offices	78	83	78	58	58
[1]Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and a reconciliation to GAAP.
[2]The Company defines tangible assets as total assets less intangible assets, and tangible common equity as total shareholders' equity less intangible assets.
[3]Common shares outstanding multiplied by closing bid price on last day of each period.

OTHER INFORMATION
Conference Call Information
Seacoast will host a conference call July 28th, 2023, at 10:00 a.m. Eastern Time, to discuss the second quarter 2023 earnings results and business trends. Investors may call in (toll-free) by dialing (800) 736-4594. Charts will be used during the conference call and may be accessed at Seacoast’s website at www.SeacoastBanking.com by selecting “Presentations” under the heading “News/Events.” Additionally, a recording of the call will be made available to individuals shortly after the conference call and can be accessed via a link at www.SeacoastBanking.com under the heading “Corporate Information.” The recording will be available for one year.

About Seacoast Banking Corporation of Florida (NASDAQ: SBCF)
Seacoast Banking Corporation of Florida (NASDAQ: SBCF) is one of the largest community banks headquartered in Florida with approximately $15.0 billion in assets and $12.3 billion in deposits as of June 30, 2023. Seacoast provides integrated financial services including commercial and consumer banking, wealth management, and mortgage services to customers at 78 full-service branches across Florida, and through advanced mobile and online banking solutions. Seacoast National Bank is the wholly-owned subsidiary bank of Seacoast Banking Corporation of Florida. For more information about Seacoast, visit www.SeacoastBanking.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning, and protections, of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, statements about future financial and operating results, cost savings, enhanced revenues, economic and seasonal conditions in the Company’s markets, and improvements to reported earnings that may be realized from cost controls, tax law changes, new initiatives and for integration of banks that the Company has acquired, including Professional Holding Corp., or expects to acquire, as well as statements with respect to Seacoast's objectives, strategic plans, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.
Forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates and intentions about future performance and involve known and unknown risks, uncertainties and other factors, which may be beyond the Company’s control, and which may cause the actual results, performance or achievements of Seacoast Banking Corporation of Florida (“Seacoast” or the “Company”) or its wholly-owned banking subsidiary, Seacoast National Bank (“Seacoast Bank”), to be materially different from results, performance or achievements expressed or implied by such forward-looking statements. You should not expect the Company to update any forward-looking statements.
All statements other than statements of historical fact could be forward-looking statements. You can identify these forward-looking statements through the use of words such as "may", "will", "anticipate", "assume", "should", "support", "indicate", "would", "believe", "contemplate", "expect", "estimate", "continue", "further", "plan", "point to", "project", "could", "intend", "target" or other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the impact of current and future economic and market conditions generally (including seasonality) and in the financial services industry, nationally and within Seacoast’s primary market areas, including the effects of inflationary pressures, changes in interest rates, slowdowns in economic growth, and the potential for high unemployment rates, as well as the financial stress on borrowers and changes to customer and client behavior and credit risk as a result of the foregoing; potential impacts of the recent adverse developments in the banking industry highlighted by high-profile bank failures, including impacts on customer confidence, deposit outflows, liquidity and the regulatory response thereto; governmental monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve, as well as legislative, tax and regulatory changes, including those that impact the money supply and inflation and the possibility that the U.S. could default on its debt obligations; the risks of changes in interest rates on the level and composition of deposits (as well as the cost of, and competition for, deposits), loan demand, liquidity and the values of loan collateral, securities, and interest rate sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; changes in accounting policies, rules and practices; changes in retail distribution strategies, customer preferences and behavior generally and as a result of economic factors; changes in the availability and cost of credit and capital in the financial markets; changes in the prices, values and sales volumes of residential and commercial real estate; the Company’s concentration in commercial real estate loans and in real estate collateral in Florida; Seacoast’s ability to comply with any regulatory requirements; the effects of problems encountered by other financial institutions that adversely affect Seacoast or the banking industry; inaccuracies or other failures from the use of models, including the failure of assumptions and estimates, as well as differences in, and changes to, economic, market and credit conditions; the impact on the valuation of Seacoast’s investments due to market volatility or counterparty payment risk, as well as the effect of a decline in stock market prices on our fee income from our wealth management business; statutory and regulatory dividend restrictions; increases in regulatory capital requirements for banking organizations generally; the risks of mergers, acquisitions and divestitures, including Seacoast’s ability to continue to identify acquisition targets, successfully acquire and integrate desirable financial institutions and realize expected revenues and revenue synergies; changes in technology or products that may be more difficult, costly, or less effective than anticipated; the Company’s ability to identify and address increased cybersecurity risks; fraud or misconduct by internal or external, which Seacoast may not be able to prevent, detect or mitigate; inability of Seacoast’s risk management framework to manage risks associated with the Company’s business; dependence on key suppliers or vendors to obtain equipment or services for the business on acceptable terms, including the impact of supply chain disruptions; reduction in or the termination of Seacoast’s ability to use the online- or mobile-based platform that is critical to the Company’s business growth strategy; the effects of war or other conflicts, including the impacts related to or resulting from Russia’s military action in Ukraine, acts of terrorism, natural disasters, including hurricanes in the Company’s footprint, health emergencies, epidemics or pandemics, or other catastrophic events that may affect general economic conditions; unexpected outcomes of and the costs associated with, existing or new litigation involving the Company, including as a result of the Company’s participation in the Paycheck Protection Program (“PPP”); Seacoast’s ability to maintain adequate internal controls over financial reporting; potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions; the risks that deferred tax assets could be reduced if estimates of future taxable income from the Company’s operations and tax planning strategies are less than currently estimated and sales of capital stock could trigger a reduction in the amount of net operating loss carryforwards that the Company may be able to utilize for income tax purposes; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, non-bank financial technology providers, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company’s market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; the failure of assumptions underlying the establishment of reserves for possible credit losses; risks related to environmental, social and governance (“ESG”) matters, the scope and pace of which could alter Seacoast’s reputation and shareholder, associate, customer and third-party affiliations; the risks relating to bank acquisitions including the the merger with Professional Holding Corp. including, without limitation: the diversion of management's time on issues related to the merger; unexpected transaction costs, including the costs of integrating operations; the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the mergers being lower than expected; the risk of deposit and customer attrition; regulatory enforcement and litigation risk; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruptions, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers by competitors; as well as the difficulties and risks inherent with entering new markets; and other factors and risks described under “Risk Factors” herein and in any of the Company's subsequent reports filed with the SEC and available on its website at www.sec.gov
All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2022 and quarterly report on Form 10-Q for the quarter ended June 30, 2023 under "Special Cautionary Notice Regarding Forward-Looking Statements" and "Risk Factors", and otherwise in the Company’s SEC reports and filings. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC's Internet website at www.sec.gov.

FINANCIAL HIGHLIGHTS			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Six Months Ended

(Amounts in thousands, except ratios and per share data)	2Q'23	1Q'23	4Q'22	3Q'22	2Q'22	2Q'23	2Q'22

Summary of Earnings
Net income	$31,249	$11,827	$23,927	$29,237	$32,755	$43,076	$53,343
Adjusted net income[1]	49,203	29,241	39,926	32,837	36,327	78,444	63,383
Net interest income[2]	127,153	131,351	119,858	88,399	81,764	258,504	158,403
Net interest margin[2,3]	3.86%	4.31%	4.36%	3.67%	3.38%	4.09%	3.32%
Pre-tax pre-provision earnings[1]	40,864	46,321	45,999	43,143	42,580	87,185	75,675
Adjusted pre-tax pre-provision earnings[1]	64,856	71,081	66,649	48,989	46,397	135,937	88,134

Performance Ratios
Return on average assets-GAAP basis[3]	0.84%	0.34%	0.78%	1.10%	1.21%	0.60%	1.00%
Return on average tangible assets-GAAP basis[3,4]	1.06	0.52	0.94	1.17	1.29	0.80	1.07
Adjusted return on average tangible assets[1,3,4]	1.41	0.90	1.36	1.27	1.38	1.16	1.23
Pre-tax pre-provision return on average tangible assets[1,3,4]	1.33	1.58	1.69	1.71	1.66	1.45	1.51
Adjusted pre-tax pre-provision return on average tangible assets[1,3,4]	1.85	2.18	2.28	1.89	1.77	2.01	1.70
Net adjusted noninterest expense to average tangible assets[1,3,4]	2.40	2.47	2.42	2.16	2.00	2.44	2.00

Return on average shareholders' equity-GAAP basis[3]	6.05	2.53	6.03	8.60	9.73	4.38	7.82
Return on average tangible common equity-GAAP basis[3,4]	12.08	5.96	10.36	11.53	13.01	9.14	10.46
Adjusted return on average tangible common equity[1,3,4]	16.08	10.34	15.05	12.48	13.97	13.32	11.95
Efficiency ratio[5]	67.34	65.43	63.39	57.13	56.22	66.37	59.17
Adjusted efficiency ratio[1]	56.44	53.10	51.52	53.28	53.15	54.76	53.97
Noninterest income to total revenue (excluding securities gains/losses)	14.63	14.55	12.84	15.72	17.45	14.59	17.30
Tangible common equity to tangible assets[4]	8.53	8.36	9.08	9.79	9.74	8.53	9.74
Average loan-to-deposit ratio	83.48	82.43	77.67	73.90	70.60	82.98	70.92
End of period loan-to-deposit ratio	82.42	82.35	81.63	76.35	71.34	82.42	71.34

Per Share Data
Net income diluted-GAAP basis	$0.37	$0.15	$0.34	$0.47	$0.53	$0.52	$0.86
Net income basic-GAAP basis	0.37	0.15	0.34	0.48	0.53	0.52	0.87
Adjusted earnings[1]	0.58	0.36	0.56	0.53	0.59	0.94	1.03

Book value per share common	24.14	24.24	22.45	20.95	21.65	24.14	21.65
Tangible book value per share	14.24	14.25	14.69	15.98	16.66	14.24	16.66
Cash dividends declared	0.18	0.17	0.17	0.17	0.17	0.35	0.30

[1]Non-GAAP measure - see "Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and a reconciliation to GAAP.
[2]Calculated on a fully taxable equivalent basis using amortized cost.
[3]These ratios are stated on an annualized basis and are not necessarily indicative of future periods.
[4]The Company defines tangible assets as total assets less intangible assets, and tangible common equity as total shareholders' equity less intangible assets.
[5]Defined as noninterest expense less amortization of intangibles and gains, losses, and expenses on foreclosed properties divided by net operating revenue (net interest income on a fully taxable equivalent basis plus noninterest income excluding securities gains and losses).

CONDENSED CONSOLIDATED STATEMENTS OF INCOME			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Six Months Ended

(Amounts in thousands, except per share data)	2Q'23	1Q'23	4Q'22	3Q'22	2Q'22	2Q'23	2Q'22

Interest on securities:
Taxable	$20,898	$19,244	$18,530	$15,653	$12,387	$40,142	$22,428
Nontaxable	97	105	130	138	138	202	278
Interest and fees on loans	148,265	135,168	105,322	73,970	69,307	283,433	136,425
Interest on federal funds sold and other investments	5,023	3,474	3,127	1,643	1,917	8,497	2,850
Total Interest Income	174,283	157,991	127,109	91,404	83,749	332,274	161,981

Interest on deposits	27,183	16,033	3,934	1,623	994	43,216	1,761
Interest on time certificates	14,477	5,552	1,358	380	436	20,029	904
Interest on borrowed money	5,660	5,254	2,108	1,117	672	10,914	1,147
Total Interest Expense	47,320	26,839	7,400	3,120	2,102	74,159	3,812

Net Interest Income	126,963	131,152	119,709	88,284	81,647	258,115	158,169
Provision for credit losses	(764)	31,598	14,129	4,676	822	30,834	7,378
Net Interest Income After Provision for Credit Losses	127,727	99,554	105,580	83,608	80,825	227,281	150,791

Noninterest income:
Service charges on deposit accounts	4,560	4,242	3,996	3,504	3,408	8,802	6,209
Interchange income	5,066	4,694	4,650	4,138	4,255	9,760	8,383
Wealth management income	3,318	3,063	2,886	2,732	2,774	6,381	5,433
Mortgage banking fees	576	426	426	434	932	1,002	2,618
Insurance agency income	1,160	1,101	805	—	—	2,261	—
SBA gains	249	322	105	108	473	571	629
BOLI income	2,068	1,916	1,526	1,363	1,349	3,984	2,683
Other	4,755	6,574	3,239	4,186	4,073	11,329	7,134
	21,752	22,338	17,633	16,465	17,264	44,090	33,089
Securities (losses) gains, net	(176)	107	18	(362)	(300)	(69)	(752)
Total Noninterest Income	21,576	22,445	17,651	16,103	16,964	44,021	32,337

Noninterest expenses:
Salaries and wages	45,155	47,616	45,405	28,420	28,056	92,771	56,275
Employee benefits	7,472	8,562	5,300	4,074	4,151	16,034	9,652
Outsourced data processing costs	20,222	14,553	9,918	5,393	6,043	34,775	12,199
Telephone / data lines	1,518	1,081	1,185	973	908	2,599	1,641
Occupancy	7,065	6,938	5,457	5,046	4,050	14,003	8,036
Furniture and equipment	2,345	2,267	1,944	1,462	1,588	4,612	3,014
Marketing	2,047	2,238	1,772	1,461	1,882	4,285	3,053
Legal and professional fees	4,062	7,479	9,174	3,794	2,946	11,541	7,735
FDIC assessments	2,116	1,443	889	760	699	3,559	1,488
Amortization of intangibles	7,654	6,727	4,763	1,446	1,446	14,381	2,892
Foreclosed property expense and net (gain) loss on sale	(57)	195	(411)	9	(968)	138	(1,132)
Provision for credit losses on unfunded commitments	—	1,239	—	1,015	—	1,239	142
Other	8,266	7,137	6,114	7,506	5,347	15,403	10,070
Total Noninterest Expense	107,865	107,475	91,510	61,359	56,148	215,340	115,065

Income Before Income Taxes	41,438	14,524	31,721	38,352	41,641	55,962	68,063
Income taxes	10,189	2,697	7,794	9,115	8,886	12,886	14,720

Net Income	$31,249	$11,827	$23,927	$29,237	$32,755	$43,076	$53,343

Per share of common stock:

Net income diluted	$0.37	$0.15	$0.34	$0.47	$0.53	$0.52	$0.86
Net income basic	0.37	0.15	0.34	0.48	0.53	0.52	0.87
Cash dividends declared	0.18	0.17	0.17	0.17	0.17	0.35	0.30

Average diluted shares outstanding	85,536	80,717	71,374	61,961	61,923	83,260	61,818
Average basic shares outstanding	85,022	80,151	70,770	61,442	61,409	82,600	61,269

CONDENSED CONSOLIDATED BALANCE SHEETS			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	June 30,	March 31,	December 31,	September 30,	June 30,
(Amounts in thousands)	2023	2023	2022	2022	2022

Assets
Cash and due from banks	$164,193	$180,607	$120,748	$176,463	$363,343
Interest bearing deposits with other banks	563,690	610,636	81,192	42,152	538,025
Total Cash and Cash Equivalents	727,883	791,243	201,940	218,615	901,368

Time deposits with other banks	2,987	3,236	3,236	4,481	4,730

Debt Securities:
Available for sale (at fair value)	1,916,231	2,015,967	1,871,742	1,860,734	1,800,791
Held to maturity (at amortized cost)	707,812	737,911	747,408	774,706	794,785
Total Debt Securities	2,624,043	2,753,878	2,619,150	2,635,440	2,595,576

Loans held for sale	5,967	2,838	3,151	1,620	14,205

Loans	10,117,919	10,134,395	8,144,724	6,690,845	6,541,548
Less: Allowance for credit losses	(159,715)	(155,640)	(113,895)	(95,329)	(90,769)
Net Loans	9,958,204	9,978,755	8,030,829	6,595,516	6,450,779

Bank premises and equipment, net	116,959	116,522	116,892	81,648	74,784
Other real estate owned	7,526	7,756	2,301	2,419	2,419
Goodwill	732,910	728,396	480,319	286,606	286,606
Other intangible assets, net	109,716	117,409	75,451	18,583	20,062
Bank owned life insurance	293,880	292,545	237,824	209,087	207,724
Net deferred tax assets	127,941	124,301	94,457	83,139	60,080
Other assets	333,916	338,529	280,212	208,081	193,371
Total Assets	$15,041,932	$15,255,408	$12,145,762	$10,345,235	$10,811,704

Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest demand	$4,139,052	$4,554,509	$4,070,973	$3,529,489	$3,593,201
Interest-bearing demand	2,816,656	2,676,320	2,337,590	2,170,251	2,269,148
Savings	824,255	940,702	1,064,392	938,081	946,738
Money market	2,859,164	2,893,128	1,985,974	1,700,737	1,911,847
Other time certificates	628,036	598,483	369,389	312,840	350,571
Brokered time certificates	591,503	371,392	3,798	—	—
Time certificates of more than $250,000	424,601	275,167	149,479	114,016	117,448
Total Deposits	12,283,267	12,309,701	9,981,595	8,765,414	9,188,953

Securities sold under agreements to repurchase	290,156	267,606	172,029	94,191	110,578
Federal Home Loan Bank borrowings	160,000	385,000	150,000	—	—
Subordinated debt, net	105,970	105,804	84,533	71,857	71,786
Other liabilities	148,507	136,213	149,830	125,971	110,812
Total Liabilities	12,987,900	13,204,324	10,537,987	9,057,433	9,482,129

Shareholders' Equity
Common stock	8,509	8,461	7,162	6,148	6,141
Additional paid in capital	1,809,431	1,803,898	1,377,802	1,068,241	1,065,167
Retained earnings	437,087	421,271	423,863	412,166	393,431
Treasury stock	(14,171)	(13,113)	(13,019)	(11,539)	(11,632)
	2,240,856	2,220,517	1,795,808	1,475,016	1,453,107
Accumulated other comprehensive (loss) income, net	(186,824)	(169,433)	(188,033)	(187,214)	(123,532)
Total Shareholders' Equity	2,054,032	2,051,084	1,607,775	1,287,802	1,329,575
Total Liabilities & Shareholders' Equity	$15,041,932	$15,255,408	$12,145,762	$10,345,235	$10,811,704

Common shares outstanding	85,086	84,609	71,618	61,476	61,410

CONSOLIDATED QUARTERLY FINANCIAL DATA			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

(Amounts in thousands)	2Q'23	1Q'23	4Q'22	3Q'22	2Q'22

Credit Analysis
Net charge-offs (recoveries)	$705	$3,188	$782	$103	$(124)
Net charge-offs (recoveries) to average loans	0.03%	0.14%	0.04%	0.01%	—%
Allowance for credit losses	159,715	155,640	113,895	95,329	90,769

Non-acquired loans at end of period	6,264,044	6,048,453	5,944,194	5,653,357	5,399,923
Acquired loans at end of period	3,853,875	4,085,942	2,200,530	1,037,488	1,141,625
Total Loans	$10,117,919	$10,134,395	$8,144,724	$6,690,845	$6,541,548

Total allowance for credit losses to total loans at end of period	1.58	1.54	1.40	1.42	1.39
Purchase discount on acquired loans at end of period	4.98	5.02	4.25	1.81	1.84

End of Period
Nonperforming loans	$48,326	$50,787	$28,843	$21,464	$26,442
Other real estate owned	530	530	530	109	109
Properties previously used in bank operations included in other real estate owned	6,996	7,226	1,771	2,310	2,310
Total Nonperforming Assets	$55,852	$58,543	$31,144	$23,883	$28,861

Nonperforming Loans to Loans at End of Period	0.48%	0.50%	0.35%	0.32%	0.40%
Nonperforming Assets to Total Assets at End of Period	0.37	0.38	0.26	0.23	0.27

	June 30,	March 31,	December 31,	September 30,	June 30,
Loans	2023	2023	2022	2022	2022

Construction and land development	$794,371	$757,835	$587,332	$361,913	$350,025
Commercial real estate - owner occupied	1,669,369	1,652,491	1,478,302	1,253,459	1,254,343
Commercial real estate - non-owner occupied [1]	3,370,211	3,412,051	2,589,774	2,107,614	1,972,540
Residential real estate [1]	2,396,352	2,354,394	1,849,503	1,599,765	1,647,465
Commercial and financial	1,610,895	1,650,485	1,348,636	1,182,384	1,124,771
Consumer	272,082	301,740	286,587	180,416	175,201
Paycheck Protection Program	4,639	5,399	4,590	5,294	17,203
Total Loans	$10,117,919	$10,134,395	$8,144,724	$6,690,845	$6,541,548

1 In 3Q'22, $100 million in loans to commercial borrowers collateralized by residential properties were reclassified from "Residential real estate" to "Commercial real estate - non-owner occupied."

AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES [1]					(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	2Q'23			1Q'23			2Q'22
	Average		Yield/	Average		Yield/	Average		Yield/
(Amounts in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Earning assets:
Securities:
Taxable	$2,673,633	$20,898	3.13%	$2,700,122	$19,244	2.85%	$2,517,879	$12,387	1.97%
Nontaxable	15,621	120	3.08	16,271	131	3.22	22,443	175	3.12
Total Securities	2,689,254	21,018	3.13	2,716,393	19,375	2.85	2,540,322	12,562	1.98

Federal funds sold	327,433	4,313	5.28	106,778	1,294	4.91	644,144	1,281	0.80
Interest bearing deposits with other banks and other investments	90,783	710	3.14	178,463	2,180	4.95	46,257	636	5.51

Loans excluding PPP loans	10,096,394	148,420	5.90	9,363,873	135,329	5.86	6,454,444	68,647	4.27
PPP loans	4,834	12	1.00	5,328	12	0.91	26,322	741	11.29
Total Loans	10,101,228	148,432	5.89	9,369,201	135,341	5.86	6,480,766	69,388	4.29

Total Earning Assets	13,208,698	174,473	5.30	12,370,835	158,190	5.19	9,711,489	83,867	3.46

Allowance for credit losses	(156,207)			(139,989)			(90,242)
Cash and due from banks	165,625			156,235			389,695
Premises and equipment	117,726			116,083			74,614
Intangible assets	842,988			750,694			307,411
Bank owned life insurance	293,251			274,517			206,839
Other assets including deferred tax assets	415,208			419,601			240,712

Total Assets	$14,887,289			$13,947,976			$10,840,518

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$2,666,314	$7,560	1.14%	$2,452,113	$3,207	0.53%	$2,262,408	$293	0.05%
Savings	906,936	427	0.19	1,053,220	400	0.15	962,264	64	0.03
Money market	2,806,672	19,196	2.74	2,713,224	12,426	1.86	1,938,421	637	0.13
Time deposits	1,425,344	14,477	4.07	812,422	5,552	2.77	496,186	436	0.35
Securities sold under agreements to repurchase	244,824	1,593	2.61	173,498	864	2.02	120,437	94	0.31
Federal Home Loan Bank borrowings	251,596	2,272	3.62	282,444	2,776	3.99	—	—	—
Subordinated debt	105,861	1,795	6.80	98,425	1,614	6.65	71,740	579	3.24

Total Interest-Bearing Liabilities	8,407,547	47,320	2.26	7,585,346	26,839	1.43	5,851,456	2,103	0.14

Noninterest demand	4,294,251			4,334,969			3,520,700
Other liabilities	114,962			130,616			117,794
Total Liabilities	12,816,760			12,050,931			9,489,950

Shareholders' equity	2,070,529			1,897,045			1,350,568

Total Liabilities & Equity	$14,887,289			$13,947,976			$10,840,518

Cost of deposits			1.38%			0.77%			0.06%
Interest expense as a % of earning assets			1.44%			0.88%			0.09%
Net interest income as a % of earning assets		$127,153	3.86%		$131,351	4.31%		$81,764	3.38%

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.
Fees on loans have been included in interest on loans. Nonaccrual loans are included in loan balances.

AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES [1]				(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Six Months Ended June 30, 2023			Six Months Ended June 30, 2022
	Average		Yield/	Average		Yield/
(Amounts in thousands, except ratios)	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Earning assets:
Securities:
Taxable	$2,686,804	$40,142	2.99%	$2,462,447	$22,428	1.82%
Nontaxable	15,944	251	3.15	23,238	352	3.03
Total Securities	2,702,748	40,393	2.99	2,485,685	22,780	1.83

Federal funds sold	228,491	5,787	5.11	691,105	1,631	0.48
Interest bearing deposits with other banks and other investments	90,750	2,710	6.02	45,631	1,219	5.39

Loans excluding PPP loans	9,732,156	283,749	5.88	6,366,194	134,322	4.25
PPP loans	5,080	24	0.95	44,024	2,264	10.37
Total Loans	9,737,236	283,773	5.88	6,410,218	136,586	4.30

Total Earning Assets	12,759,225	332,663	5.26	9,632,639	162,216	3.40

Allowance for credit losses	(148,143)			(88,862)
Cash and due from banks	193,811			377,831
Premises and equipment	116,909			75,241
Intangible assets	797,096			305,875
Bank owned life insurance	283,936			206,173
Other assets including deferred tax assets	417,393			226,205

Total Assets	$14,420,227			$10,735,102

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$2,559,805	$10,767	0.85%	$2,180,351	$483	0.04%
Savings	979,674	827	0.17	943,908	129	0.03
Money market	2,760,207	31,622	2.31	1,957,435	1,149	0.12
Time deposits	1,120,576	20,029	3.60	528,255	904	0.35
Securities sold under agreements to repurchase	209,358	2,456	2.37	119,298	133	0.22
Federal Home Loan Bank borrowings	266,935	5,048	3.81	—	—	—
Subordinated debt	102,164	3,410	6.73	71,706	1,015	2.85

Total Interest-Bearing Liabilities	7,998,719	74,159	1.87	5,800,953	3,813	0.13

Noninterest demand	4,314,498			3,428,921
Other liabilities	122,746			129,815
Total Liabilities	12,435,963			9,359,689

Shareholders' equity	1,984,264			1,375,413

Total Liabilities & Equity	$14,420,227			$10,735,102

Cost of deposits			1.09%			0.06%
Interest expense as a % of earning assets			1.17%			0.08%
Net interest income as a % of earning assets		$258,504	4.09%		$158,403	3.32%

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.
Fees on loans have been included in interest on loans. Nonaccrual loans are included in loan balances.

CONSOLIDATED QUARTERLY FINANCIAL DATA			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	June 30,	March 31,	December 31,	September 30,	June 30,
(Amounts in thousands)	2023	2023	2022	2022	2022

Customer Relationship Funding
Noninterest demand
Commercial	$3,304,761	$3,622,441	$3,148,778	$2,827,591	$2,945,445
Retail	615,536	673,686	764,274	447,848	464,214
Public funds	152,159	194,977	112,553	210,662	143,075
Other	66,596	63,405	45,368	43,388	40,467
Total Noninterest Demand	4,139,052	4,554,509	4,070,973	3,529,489	3,593,201

Interest-bearing demand
Commercial	1,555,486	1,233,845	886,894	759,286	769,948
Retail	1,058,993	1,209,664	1,191,192	1,199,112	1,207,698
Brokered	—	44,474	54,777	81,799	—
Public funds	202,177	188,337	204,727	130,054	291,502
Total Interest-Bearing Demand	2,816,656	2,676,320	2,337,590	2,170,251	2,269,148

Total transaction accounts
Commercial	4,860,247	4,856,286	4,035,672	3,586,877	3,715,393
Retail	1,674,529	1,883,350	1,955,466	1,646,960	1,671,912
Brokered	—	44,474	54,777	81,799	—
Public funds	354,336	383,314	317,280	340,716	434,577
Other	66,596	63,405	45,368	43,388	40,467
Total Transaction Accounts	6,955,708	7,230,829	6,408,563	5,699,740	5,862,349

Savings
Commercial	101,908	108,023	91,943	71,807	70,090
Retail	722,347	832,679	972,449	866,274	876,648
Total Savings	824,255	940,702	1,064,392	938,081	946,738

Money market
Commercial	1,426,348	1,542,220	932,518	788,009	819,452
Retail	1,275,721	1,279,712	984,561	857,914	914,918
Brokered	—	—	—	—	106,823
Public funds	157,095	71,196	68,895	54,814	70,654
Total Money Market	2,859,164	2,893,128	1,985,974	1,700,737	1,911,847

Brokered time certificates	591,503	371,392	3,798	—	—
Other time certificates	1,052,637	873,650	518,868	426,856	468,019
	1,644,140	1,245,042	522,666	426,856	468,019
Total Deposits	$12,283,267	$12,309,701	$9,981,595	$8,765,414	$9,188,953

Customer sweep accounts	$290,156	$267,606	$172,029	$94,191	$110,578

Explanation of Certain Unaudited Non-GAAP Financial Measures
This presentation contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance and if not provided would be requested by the investor community. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might define or calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

GAAP TO NON-GAAP RECONCILIATION			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Six Months Ended

(Amounts in thousands, except per share data)	2Q'23	1Q'23	4Q'22	3Q'22	2Q'22	2Q'23	2Q'22

Net Income	$31,249	$11,827	$23,927	$29,237	$32,755	$43,076	$53,343

Total noninterest income	21,576	22,445	17,651	16,103	16,964	44,021	32,337
Securities losses (gains), net	176	(107)	(18)	362	300	69	752
BOLI benefits on death (included in other income)	—	(2,117)	—	—	—	(2,117)	—
Total Adjustments to Noninterest Income	176	(2,224)	(18)	362	300	(2,048)	752
Total Adjusted Noninterest Income	21,752	20,221	17,633	16,465	17,264	41,973	33,089

Total noninterest expense	107,865	107,475	91,510	61,359	56,148	215,340	115,065
Salaries and wages	(1,573)	(4,240)	(5,680)	—	(652)	(5,813)	(3,605)
Outsourced data processing costs	(10,904)	(6,551)	(2,582)	—	(420)	(17,455)	(1,052)
Legal and professional fees	(1,664)	(4,789)	(6,485)	(1,791)	(1,381)	(6,453)	(4,272)
Other categories	(1,507)	(1,952)	(1,393)	(263)	(586)	(3,459)	(802)
Total merger related charges	(15,648)	(17,532)	(16,140)	(2,054)	(3,039)	(33,180)	(9,731)
Amortization of intangibles	(7,654)	(6,727)	(4,763)	(1,446)	(1,446)	(14,381)	(2,892)
Branch reductions and other expense initiatives	(571)	(1,291)	(176)	(960)	—	(1,862)	(74)
Total Adjustments to Noninterest Expense	(23,873)	(25,550)	(21,079)	(4,460)	(4,485)	(49,423)	(12,697)
Total Adjusted Noninterest Expense	83,992	81,925	70,431	56,899	51,663	165,917	102,368

Income Taxes	10,189	2,697	7,794	9,115	8,886	12,886	14,720
Tax effect of adjustments	6,095	5,912	5,062	1,222	1,213	12,007	3,409
Adjusted Income Taxes	16,284	8,609	12,856	10,337	10,099	24,893	18,129
Adjusted Net Income	$49,203	$29,241	$39,926	$32,837	$36,327	$78,444	$63,383

Earnings per diluted share, as reported	$0.37	$0.15	$0.34	$0.47	$0.53	$0.52	$0.86
Adjusted Earnings per Diluted Share	0.58	0.36	0.56	0.53	0.59	0.94	1.03
Average diluted shares outstanding	85,536	80,717	71,374	61,961	61,923	83,260	61,818

Adjusted Noninterest Expense	$83,992	$81,925	$70,431	$56,899	$51,663	$165,917	$102,368
Provision for credit losses on unfunded commitments	—	(1,239)	—	(1,015)	—	(1,239)	(142)
Foreclosed property expense and net gain (loss) on sale	57	(195)	411	(9)	968	(138)	1,132
Net Adjusted Noninterest Expense	$84,049	$80,491	$70,842	$55,875	$52,631	$164,540	$103,358

Revenue	$148,539	$153,597	$137,360	$104,387	$98,611	$302,136	$190,506
Total Adjustments to Revenue	176	(2,224)	(18)	362	300	(2,048)	752
Impact of FTE adjustment	190	199	149	115	117	389	234
Adjusted Revenue on a fully taxable equivalent basis	$148,905	$151,572	$137,491	$104,864	$99,028	$300,477	$191,492
Adjusted Efficiency Ratio	56.44%	53.10%	51.52%	53.28%	53.15%	54.76%	53.97%

Net Interest Income	$126,963	$131,152	$119,709	$88,284	$81,647	$258,115	$158,169
Impact of FTE adjustment	190	199	149	115	117	389	234
Net Interest Income including FTE adjustment	$127,153	$131,351	$119,858	$88,399	$81,764	$258,504	$158,403
Total noninterest income	21,576	22,445	17,651	16,103	16,964	44,021	32,337
Total noninterest expense	107,865	107,475	91,510	61,359	56,148	215,340	115,065
Pre-Tax Pre-Provision Earnings	$40,864	$46,321	$45,999	$43,143	$42,580	$87,185	$75,675
Total Adjustments to Noninterest Income	176	(2,224)	(18)	362	300	(2,048)	752
Total Adjustments to Noninterest Expense	(23,816)	(26,984)	(20,668)	(5,484)	(3,517)	(50,800)	(11,707)
Adjusted Pre-Tax Pre-Provision Earnings	$64,856	$71,081	$66,649	$48,989	$46,397	$135,937	$88,134

Average Assets	$14,887,289	$13,947,976	$12,139,856	$10,585,338	$10,840,518	$14,420,227	$10,735,102
Less average goodwill and intangible assets	(842,988)	(750,694)	(521,412)	(305,935)	(307,411)	(797,096)	(305,875)
Average Tangible Assets	$14,044,301	$13,197,282	$11,618,444	$10,279,403	$10,533,107	$13,623,131	$10,429,227

GAAP TO NON-GAAP RECONCILIATION			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends					Six Months Ended

(Amounts in thousands, except per share data)	2Q'23	1Q'23	4Q'22	3Q'22	2Q'22	2Q'23	2Q'22

Return on Average Assets (ROA)	0.84%	0.34%	0.78%	1.10%	1.21%	0.60%	1.00%
Impact of removing average intangible assets and related amortization	0.22	0.18	0.16	0.07	0.08	0.20	0.07
Return on Average Tangible Assets (ROTA)	1.06	0.52	0.94	1.17	1.29	0.80	1.07
Impact of other adjustments for Adjusted Net Income	0.35	0.38	0.42	0.10	0.09	0.36	0.16
Adjusted Return on Average Tangible Assets	1.41	0.90	1.36	1.27	1.38	1.16	1.23

Pre-Tax Pre-Provision return on Average Tangible Assets	1.33%	1.58%	1.69%	1.71%	1.66%	1.45%	1.51%
Impact of adjustments on Pre-Tax Pre-Provision earnings	0.52	0.60	0.59	0.18	0.11	0.56	0.19
Adjusted Pre-Tax Pre-Provision Return on Tangible Assets	1.85	2.18	2.28	1.89	1.77	2.01	1.70

Average Shareholders' Equity	$2,070,529	$1,897,045	$1,573,704	$1,349,475	$1,350,568	$1,984,264	$1,375,413
Less average goodwill and intangible assets	(842,988)	(750,694)	(521,412)	(305,935)	(307,411)	(797,096)	(305,875)
Average Tangible Equity	$1,227,541	$1,146,351	$1,052,292	$1,043,540	$1,043,157	$1,187,168	$1,069,538

Return on Average Shareholders' Equity	6.05%	2.53%	6.03%	8.60%	9.73%	4.38%	7.82%
Impact of removing average intangible assets and related amortization	6.03	3.43	4.33	2.93	3.28	4.76	2.64
Return on Average Tangible Common Equity (ROTCE)	12.08	5.96	10.36	11.53	13.01	9.14	10.46
Impact of other adjustments for Adjusted Net Income	4.00	4.38	4.69	0.95	0.96	4.18	1.49
Adjusted Return on Average Tangible Common Equity	16.08	10.34	15.05	12.48	13.97	13.32	11.95

Loan interest income[1]	$148,432	$135,341	$105,437	$74,050	$69,388	$283,773	$136,586
Accretion on acquired loans	(14,191)	(15,942)	(9,710)	(2,242)	(2,720)	(30,133)	(6,437)
Loan interest income excluding accretion on acquired loans	$134,241	$119,399	$95,727	$71,808	$66,668	$253,640	$130,149

Yield on loans[1]	5.89	5.86	5.29	4.45	4.29	5.88	4.30
Impact of accretion on acquired loans	(0.56)	(0.69)	(0.49)	(0.14)	(0.16)	(0.63)	(0.21)
Yield on loans excluding accretion on acquired loans	5.33%	5.17%	4.80%	4.31%	4.13%	5.25%	4.09%

Net Interest Income[1]	$127,153	$131,351	$119,858	$88,399	$81,764	$258,504	$158,403
Accretion on acquired loans	(14,191)	(15,942)	(9,710)	(2,242)	(2,720)	(30,133)	(6,437)
Net interest income excluding accretion on acquired loans	$112,962	$115,409	$110,148	$86,157	$79,044	$228,371	$151,966

Net Interest Margin	3.86	4.31	4.36	3.67	3.38	4.09	3.32
Impact of accretion on acquired loans	(0.43)	(0.53)	(0.35)	(0.09)	(0.12)	(0.48)	(0.14)
Net interest margin excluding accretion on acquired loans	3.43%	3.78%	4.01%	3.58%	3.26%	3.61%	3.18%

Security interest income[1]	$21,018	$19,375	$18,694	$15,827	$12,562	$40,393	$22,780
Tax equivalent adjustment on securities	(23)	(26)	(34)	(35)	(36)	(49)	(73)
Security interest income excluding tax equivalent adjustment	$20,995	$19,349	$18,660	$15,792	$12,526	$40,344	$22,707

Loan interest income[1]	$148,432	$135,341	$105,437	$74,050	$69,388	$283,773	$136,586
Tax equivalent adjustment on loans	(167)	(173)	(115)	(80)	(81)	(340)	(161)
Loan interest income excluding tax equivalent adjustment	$148,265	$135,168	$105,322	$73,970	$69,307	$283,433	$136,425

Net Interest Income[1]	$127,153	$131,351	$119,858	$88,399	$81,764	$258,504	$158,403
Tax equivalent adjustment on securities	(23)	(26)	(34)	(35)	(36)	(49)	(73)
Tax equivalent adjustment on loans	(167)	(173)	(115)	(80)	(81)	(340)	(161)
Net interest income excluding tax equivalent adjustment	$126,963	$131,152	$119,709	$88,284	$81,647	$258,115	$158,169

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.